As filed with the Securities and Exchange Commission on October 15, 2025.

Registration No. 333-290426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rubico Inc.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

20 Iouliou Kaisara Str

19002 Paiania

Athens, Greece

+30 210 812 8107

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Watson Farley & Williams LLP

Attention: Will Vogel, Esq.

120 West 45th Street, 20th Floor

New York, New York 10036

+1 (212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Will Vogel, Esq. Watson Farley & Williams LLP 120 West 45th Street, 20th Floor New York, New York 10036 +1 (212) 922-2200 (telephone number)	Barry I. Grossman, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 +1 (212) 370-1300 (telephone number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

This Amendment No. 3 (this “Amendment No. 3”) to the Registration Statement on Form F-1 (File No. 333-290426) of Rubico, Inc. (the “Registration Statement”) is being filed as an exhibits-only filing. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

Item 6.	Indemnification of Directors and Officers.

I.	Section 12 of Article III of the Amended and Restated Bylaws of Rubico Inc. (the “Corporation”) provides as follows:

1.	Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

II.	Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides as follows:

1.	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

2.	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.	Recent Sales of Unregistered Securities.

On June 23, 2025, we entered into a share purchase agreement to sell 75,000 Common Shares at a purchase price of $20.00 per Common Share, for aggregate gross proceeds of $1.5 million, in a private placement pursuant to exemptions from registration under the Securities Act (the “Private Placement”). Pursuant to the share purchase agreement, the purchasers in the Private Placement received customary registration rights and will be subject to lock-up restrictions on resale of the Common Shares sold in the Private Placement for a period of 45 days following the commencement of trading of the Common Shares on an exchange. The Private Placement closed concurrently with the Spin-Off distribution.

Item 8.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are included in this registration statement on Form F-1:

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on July 21, 2025)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on July 21, 2025)
3.3	Form of Statement of Designation of the Series A Participating Preferred Stock of the Company (incorporated by reference to Exhibit 2.2 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 21, 2023)
3.4	Form of Statement of Designation of the Series D Preferred Shares of the Company (incorporated by reference to Exhibit 2.3 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 21, 2023)
4.2	Form of Pre-funded Warrant*
4.3	Form of Class A Common Share Purchase Warrant*
4.4	Form of Representative Warrant*
5.1	Opinion of Watson Farley & Williams LLP, as to the legality of the securities being registered*
8.1	Opinion of Watson Farley & Williams LLP, as to certain tax matters*

10.1	Form of Shareholders’ Rights Agreement by and between the Company and Broadridge Financial Services Inc. as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.2	Contribution and Conveyance Agreement dated August 1, 2025, by and between the Company and Top Ships Inc. (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 13, 2025)
10.3	Management Agreement by and between Athenean Empire Inc. and Central Shipping Inc. (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 21, 2023)
10.4	Management Agreement by and between Roman Empire Inc. and Central Shipping Inc. (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.5	Letter Agreement dated August 1, 2025, from Central Shipping Inc. to the Company, in respect of provision of management services (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 13, 2025)
10.6	Loan Agreement for a Secured Floating Interest Rate Loan Facility of up to $38,000,000, dated May 6, 2021, by and among Alpha Bank S.A. and Athenean Empire Inc. in relation to the M/T Eco Malibu (incorporated by reference to Exhibit 4.23 of the Annual Report on Form 20-F filed with the SEC by Top Ships Inc. on April 15, 2022)
10.7	Deed of Amendment and Restatement dated June 22, 2023, among Roman Empire Inc. as borrower and hedge guarantor, Top Ships Inc. as parent guarantor and ABN AMRO Bank N.V. as arranger, lender, hedge counterparty , facility agent and security agent, relating to a facility agreement dated March 18, 2021 in respect of the financing of M/T Eco West Coast. (incorporated by reference to Exhibit 4.7 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.8	Bareboat Charter in respect of M/T Eco West Coast, dated December 8, 2023 (incorporated by reference to Exhibit 4.20 of the Annual Report on Form 20-F filed with the SEC by Top Ships Inc. on March 29, 2024)
10.9	Guarantee and Indemnity dated December 8, 2023, between Top Ships Inc. and Great Equinox Limited, relating to the bareboat charter of M/T Eco West Coast (incorporated by reference to Exhibit 4.19 of the Annual Report on Form 20-F filed with the SEC by Top Ships Inc. on March 29, 2024)
10.10	Guarantee and Indemnity dated December 8, 2023, between Top Ships Inc. and Giant 9 Holding Limited, relating to the bareboat charter of M/T Eco Malibu (incorporated by reference to Exhibit 4.21 of the Annual Report on Form 20-F filed with the SEC by Top Ships Inc. on March 29, 2024)
10.11	Bareboat Charter in respect of M/T Eco Malibu, dated August 7, 2025 (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 20, 2025)
10.12	Guarantee dated August 7, 2025, between Rubico Inc. and Lustre 6 Holding Limited, relating to the bareboat charter of M/T Eco Malibu (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 20, 2025)
10.13	Memorandum of Agreement, dated August 7, 2025 between Athenean Empire Inc. and Lustre 6 Holding Limited in respect of the M/T Eco Malibu (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 20, 2025)
10.14	Bareboat Charter in respect of M/T Eco West Coast, dated August 7, 2025 (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 20, 2025)
10.15	Guarantee dated August 7, 2025, between Rubico Inc. and Lustre 4 Holding Limited, relating to the bareboat charter of M/T Eco Malibu (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 20, 2025)
10.16	Memorandum of Agreement, dated August 7, 2025 between Roman Empire Inc. and Lustre 4 Holding Limited in respect of the M/T Eco West Coast (incorporated by reference to Exhibit 10.17 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 20, 2025)

10.17	Form of Share Purchase Agreement (incorporated by reference to Exhibit 4.12 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.18	Equity Incentive Plan (incorporated by reference to Exhibit 4.13 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.19	Common Share Purchase Agreement by and between the Company and B. Riley Principal Capital II, LLC, dated July 21, 2025 (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on July 21, 2025)
10.20	Registration Rights Agreement by and between the Company and B. Riley Principal Capital II, LLC, dated July 21, 2025 (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on July 21, 2025)
10.21	Form of Registration Rights Agreement dated August 4, 2025, by and among the Company and the purchasers in the Private Placement (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 13, 2025).
14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on July 21, 2025)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Watson Farley & Williams LLP (included in Exhibits 5.1 and 8.1 hereto)
24.1	Powers of Attorney (included on the signature page to the initial filing of this Registration Statement on September 22, 2025)
107	Filing Fee Table*

*	Previously filed

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 15th day of October, 2025.

RUBICO INC.

/s/ Nikolaos Papastratis
Name: Nikolaos Papastratis
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 15, 2025.

/s/ Kalliopi Ornithopoulou	Chief Executive Officer
Kalliopi Ornithopoulou	(Principal Executive Officer), President and Chairwoman of the Board

/s/ Nikolaos Papastratis	Chief Financial Officer
Nikolaos Papastratis	(Principal Financial Officer and Principal Accounting Officer), Secretary and Director

/s/ Aristovoulos Christinis	Director
Aristovoulos Christinis

/s/ George Xiradakis
George Xiradakis	Director

/s/ George M. Daskalakis
George M. Daskalakis	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on October 15, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States